Exhibit 10.1

TAX MATTERS AGREEMENT

by and between

MERCK & CO., INC.

and

ORGANON & CO.

TAX MATTERS AGREEMENT

This Tax Matters Agreement (the “Agreement”) is entered into as of the [     ] day of [June, 2021], by and between Merck & Co., Inc. (“Merck”), a New Jersey corporation, and Organon & Co. (“Organon” and, together with Merck, the “Parties”), a Delaware corporation.

R E C I T A L S

WHEREAS, Merck’s Board of Directors has determined that it is appropriate and advisable to: (i) separate the Organon Business from Merck’s remaining businesses (the “Separation”), which will include the transfer of the assets (including interests in intangible assets and stock of subsidiaries) used in connection with the Organon Business to Organon and Organon’s direct and indirect subsidiaries; and (ii) following the Separation, make a distribution, on a pro rata basis, to holders of common shares of Merck (“Merck Common Stock”) of all of the issued and outstanding shares of common stock of Organon (“Organon Common Stock”) owned by Merck (the “Distribution,” and, together with the Separation, the “Transactions”) (the date of such Distribution, the “Distribution Date”);

WHEREAS, Merck and Organon intend that the Distribution and certain other transactions effected as part of the Separation qualify for Tax-Free Status;

WHEREAS, as of the date hereof, Merck is the common parent of an affiliated group of domestic corporations, including Organon, that has elected to file consolidated U.S. federal Income Tax Returns and, as a result of the Distribution, neither Organon nor any of its Affiliates will be a member of such group after the close of the Distribution Date; and

WHEREAS, in contemplation of the Distribution, the Parties desire to provide for and agree upon the rights and obligations of the Parties and their respective Affiliates of liabilities, and entitlements to refunds thereof, for certain federal, state, local, and non-U.S. Taxes arising prior to, at the time of, and subsequent to the Distribution, to provide for and agree upon other matters relating to Taxes, and to set forth certain covenants and indemnities relating to the Tax-Free Status of the Separation and the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement, the Parties (and their respective Affiliates) hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement (including the recitals hereof), the following terms have the following meaning, and capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings assigned to them in the Separation Agreement.

“Active Trade or Business” means, as shown on Exhibit A, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by Organon and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) and any Affiliate of Organon that is a party to a transaction intended to qualify under Section 355 of the Code and such Affiliate’s “separate affiliated group” of the Organon Business, in each case, as conducted immediately prior to the Distribution or any other relevant distribution.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, Refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for Refund or credit of Taxes previously paid.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. The Parties agree that for purposes of this Agreement, neither Organon nor any member of the Organon Group shall be deemed to be an Affiliate of Merck or any member of the Merck Group, and neither Merck nor any member of the Merck Group shall be deemed to be an Affiliate of Organon or any member of the Organon Group.

“Agreement” has the meaning set forth in the Preamble.

“Board Certificate” has the meaning set forth in Section 4.2(d) of this Agreement.

“Business” means the Merck Business or Organon Business, as the case may be.

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlling Party” has the meaning set forth in Section 3.4(b)(iii) of this Agreement.

“DGCL” means the Delaware General Corporation Law.

“Dispute” has the meaning set forth in Section 5.6(a) of this Agreement.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” has the meaning set forth in the Recitals.

“Employee Matters Agreement” means the Employee Matters Agreement entered into by and between Merck and Organon in connection with the Separation, the Distribution or the other transactions contemplated by the Separation Agreement.

“Employment Taxes” means withholding taxes imposed with respect to employment, payroll, social security, workers compensation, unemployment, disability and any similar tax imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of: (i) the expiration of the applicable statute of limitations to which such Tax relates, or (ii) by mutual agreement of the Parties.

“Foreign Tax Redetermination” means a change in the liability for a foreign Income Tax or other changes that may affect a Person’s United States federal Income Tax liability within the meaning of Section 905(c) of the Code and the Treasury Regulations thereunder.

“Gain Recognition Agreement” means a gain recognition agreement as described in Treasury Regulation Section 1.367(a)-8 or any successor provision thereto.

“Governmental Authority” means any supranational, international, national, federal, state, provincial or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the New York Stock Exchange and any similar self-regulatory body under applicable securities laws.

“Income Tax” means all Taxes (i) based upon, measured by, or calculated with respect to (A) net income or profits (including any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (B) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (A) of this definition, (ii) constituting an income Tax, war profits Tax, or excess profits Tax, or a Tax “in lieu of” such an income Tax, war profits Tax, or excess profits Tax, within the meaning of Section 901 of the Code, or (iii) for the avoidance of doubt, any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state or local franchise or similar Taxes measured by net income, as well as any state or local franchise, capital or similar Taxes imposed in lieu of a tax imposed on or measured by net income, together with any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.

“Indemnity Payment” means an indemnity payment contemplated by the Separation Agreement, this Agreement or any other Transaction Document.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of the Merck Group together with one or more members of the Organon Group, including any entity that is a predecessor or successor, including an “acquiring corporation” within the meaning of Section 381 of the Code, to a member of the Merck Group or the Organon Group.

“Merck” has the meaning set forth in the Preamble.

“Merck Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Merck is the common parent.

“Merck Business” has the meaning set forth in the Separation Agreement.

“Merck Capital Stock” means all classes or series of capital stock of Merck, including (a) the Merck Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in Merck for U.S. federal Income Tax purposes.

“Merck Common Stock” has the meaning set forth in the Recitals.

“Merck Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the Merck Affiliated Group.

“Merck Group” means Merck and all Affiliates of Merck, excluding any entity that is a member of the Organon Group.

“Merck Liability Percentage” means the difference, expressed as a percentage, of (i) one hundred percent (100%) minus (ii) the Organon Liability Percentage.

“Merck Market Capitalization” means the product of (i) the volume-weighted average trading price per share of Merck Common Stock for the twenty (20) consecutive trading days beginning on and following the first trading day following the Distribution Date, as quoted by Bloomberg Professional Services, rounded to the nearest whole cent, multiplied by (ii) the arithmetic average of the number of Merck Common Stock outstanding, on a fully-diluted basis, on each of such twenty (20) trading days, rounded to two (2) decimal points.

“Merck Separate Return” means any Tax Return of or including any member of the Merck Group (including any consolidated, combined or unitary return) that is not a Joint Return.

“Non-Controlling Party” has the meaning set forth in Section 3.4(b)(iii) of this Agreement.

“Non-Income Tax” means any Tax that is not an Income Tax or a Property Tax.

“Notified Action” has the meaning set forth in Section 4.4(a).

“Organon” has the meaning set forth in the Preamble.

“Organon Business” has the meaning set forth in the Separation Agreement.

“Organon Capital Stock” means all classes or series of capital stock of Organon, including (a) the Organon Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in Organon for U.S. federal Income Tax purposes.

“Organon Common Stock” has the meaning set forth in the Recitals.

“Organon Group” means Organon and all Affiliates of Organon, as determined immediately after the Distribution.

“Organon Liability Percentage” means the quotient, expressed as a percentage and rounded to two (2) decimal points, of (i) the Organon Market Capitalization, divided by (ii) the sum of the Merck Market Capitalization plus the Organon Market Capitalization.

“Organon Market Capitalization” means the product of (i) the volume-weighted average trading price per share of Organon Common Stock for the twenty (20) consecutive trading days beginning on and following the first trading day following the Distribution Date, as quoted by Bloomberg Professional Services, rounded to the nearest whole cent, multiplied by (ii) the arithmetic average of the number of Organon Common Stock outstanding, on a fully-diluted basis, on each of such twenty (20) trading days, rounded to two (2) decimal points.

“Organon Separate Return” means any Tax Return for any Tax Period, including, for the avoidance of doubt, any Pre-Distribution Tax Period, of or including any member of the Organon Group (including any consolidated, combined or unitary return) that is not a Joint Return.

“Parties” has the meaning set forth in the Preamble.

“Person” means any (i) individual, (ii) Business Entity or (iii) Governmental Authority, and including any successor or permitted assignee, by merger or otherwise, of any of the foregoing, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.

“Pharma Fee” means the “Branded Prescription Drug Fee” as defined in Treasury Regulation Section 51.1, et seq.

“Post-Distribution Tax Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Pre-Distribution Tax Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Preliminary Tax Advisor” has the meaning set forth in Section 5.6(c) of this Agreement.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Property Tax” means any real, personal and intangible ad valorem Tax imposed by any Tax Authority incident to the ownership of property, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Organon management or shareholders, is a hostile acquisition, or otherwise, as a result of which Organon would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Organon and/or one or more holders of outstanding shares of Organon Capital Stock, a number of shares of Organon Capital Stock that would, when combined with any other changes in ownership of Organon Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise twenty percent (20%) or more of (a) the value of all outstanding shares of stock of Organon as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Organon as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include issuances by Organon that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power shall be treated as an acquisition of stock by the shareholder whose voting power increases and any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. All references to “Organon” in this definition shall include any predecessor or successor thereto, within the meaning of Treasury Regulation Section 1.355-8.

“Records” has the meaning set forth in Section 5.1(a)(i).

“Refund” has the meaning set forth in Section 2.8(a).

“Refund Recipient” has the meaning set forth in Section 2.8(a).

“Representation Letters” means the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions) delivered or deliverable by Merck and others in connection with the rendering by Baker & McKenzie LLP, Ernst & Young LLP, and/or the issuance by any Tax Authority, of the Tax Opinions/Rulings.

“Ruling Request” means any letter filed by Merck with any Tax Authority requesting a ruling regarding certain Tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Section 336(e) Election” has the meaning set forth in Section 4.6(b).

“Section 336(e) Tax Basis” has the meaning set forth in Section 4.6(b)(ii).

“Section 965 Liability” means the “net tax liability” of the Merck Group under Section 965(h)(6)(A) of the Code.

“Section 4.2(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were ten percent (10%) instead of twenty percent (20%).

“Separate Return” means a Merck Separate Return or an Organon Separate Return, as the case may be.

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” means the Separation and Distribution Agreement entered into by and between Merck and Organon on the date hereof, as the same may be amended.

“Separation Plan” means the Global Macro Step Plan dated [_], attached hereto as Exhibit B.

“Separation Taxes” means those Taxes shown on Exhibit C, identified by the jurisdiction imposing such Tax, the step in the Separation Plan with respect to which such Tax is triggered, and a description of the nature of such Tax. Dollar amounts shown on Exhibit C reflect the current estimate of the amount of such Separation Taxes, where available; the indemnification obligations of Merck pursuant to Section 2.5 hereof with respect to such Separation Taxes shall be determined based upon the final amount of such Separation Taxes as determined under applicable law or a Final Determination or other adjustment made by a Tax Authority rather than upon the estimated amounts set forth on Exhibit C. For the avoidance of doubt, Separation Taxes shall include only those Taxes shown on Exhibit C, and shall not include any other Taxes.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Tax” or “Taxes” means (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated, withholding (to the extent not related to employment) or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing, and including any liability of any member of the Merck Group or the Organon Group for payment of any amounts described in the foregoing as a result of any express or implied obligation to indemnify any other Person; and (ii) any Employment Tax.

“Tax Advisor” means, with respect to U.S. Tax matters, a U.S. Tax counsel or accountant of recognized national standing, and, with respect to non-U.S. Tax matters, a local Tax counsel or accountant of recognized national standing in the relevant jurisdiction.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, unused research and development credit, disallowed business interest expense carryforward, earnings and profits, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision.

“Tax Benefit” means, with respect to a Tax Period, the amount by which the cash Tax liability of an entity (or of the consolidated or combined group of which it is a member) is reduced solely as a result of a Tax Item, or the amount of an actual Tax Refund that is generated solely as a result of such Tax Item (plus any related interest received from any Tax Authority), in either case, by comparing the cash Tax liability or actual Tax Refund on the applicable Tax Return that would arise with and without the Tax Item potentially giving rise to the Tax Benefit.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of determining or redetermining any Tax (including any administrative or judicial review of any claim for Refund).

“Tax-Free Status” means the treatment of the Transactions and any other transaction described in the Tax Opinions/Rulings, in accordance with the treatment set forth therein.

“Tax Incentive” means a Tax exemption, Tax holiday, Tax incentive, preferential Tax treatment, Tax deferral, Tax credit, or other Tax reduction agreement relating to the Merck Group or the Organon Group shown on Exhibit D.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Taxes paid or payable in any taxable period.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions” means (i) the written opinions on the U.S. federal Income Tax consequences of certain aspects of the Transactions provided by Baker & McKenzie LLP and/or Ernst & Young LLP to any member of the Merck Group or the Organon Group and (ii) any other written opinions on the U.S. state, local, and non-U.S. tax consequences of certain aspects of the Transactions provided by any Tax Advisors to any member of the Merck Group or Organon Group, in either case, requested prior to the Distribution.

“Tax Opinions/Rulings” means the Tax Opinions and/or the Tax Rulings shown on Exhibit E.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax-Related Losses” means (a) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment, or otherwise; (b) all accounting, legal, and other professional fees, and court costs incurred in connection with such Taxes; and (c) all costs, expenses, and damages associated with stockholder litigation or controversies and any amount paid by Merck (or any Merck Affiliate) or Organon (or any Organon Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Transactions to have Tax-Free Status.

“Tax Return” means any report of Tax due, any claims for Refund of Tax paid, any information return with respect to Tax, any election made with respect to Tax, or any other similar report, statement, declaration, or document required to be filed under the Code or other law with respect to Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing for any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Tax Return Preparer” means (i) with respect to any Tax Return that Merck is responsible for preparing under Section 3.1(a), Merck, and (ii) with respect to any Tax Return that Organon is responsible for preparing under Section 3.1(b), Organon.

“Tax Ruling” means a ruling issued by a Tax Authority pursuant to a Ruling Request filed by or on behalf of the Merck Group with respect to the Transactions (including any supplemental rulings).

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Merck, on which Merck may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Transactions would have qualified for Tax-Free Status if the transaction in question did not occur.

ARTICLE II

RESPONSIBILITY FOR TAX

Section 2.1 General Rule.

(a) Merck Liability. Merck shall be liable for, and shall indemnify and hold harmless the Organon Group from and against any liability for, Taxes which are allocated to Merck under this Article II.

(b) Organon Liability. Organon shall be liable for, and shall indemnify and hold harmless the Merck Group from and against any liability for, Taxes which are allocated to Organon under this Article II.

Section 2.2 Allocation of Income Taxes.

Except as provided in Section 2.5, all Income Taxes of the Merck Group and Organon Group shall be allocated as follows:

(a) Allocation of Income Taxes Relating to Joint Returns.

(i) Pre-Distribution Tax Period Joint Returns. With respect to all Pre-Distribution Tax Periods, Merck shall be responsible for any and all Income Taxes (including estimated Income Taxes) shown as due and owing on any originally filed Joint Return, and any and all Income Taxes as a result of either an amended Joint Return or a Final Determination or other adjustment made by a Tax Authority with respect to any Income Tax Item relating to a Joint Return.

(ii) Merck U.S. Consolidated Return. All U.S. federal Income Tax Returns that are Joint Returns filed by Merck as the common parent of a consolidated group shall be treated as Tax Returns filed with respect to a Pre-Distribution Tax Period, without regard to whether a Tax Period ends after the Distribution Date.

(b) Allocation of Income Taxes Relating to Separate Returns.

(i) Merck Separate Returns. Merck shall be responsible for any and all Income Taxes (including estimated Income Taxes) shown as due and owing on any originally filed Merck Separate Return, and any and all Income Taxes as a result of either an amended Merck Separate Return or a Final Determination or other adjustment made by a Tax Authority with respect to any Income Tax Item relating to a Merck Separate Return, for all Tax Periods.

(ii) Organon Separate Returns. Subject to Schedule 2.2, Organon shall be responsible for any and all Income Taxes (including estimated Income Taxes) shown as due and owing on any originally filed Organon Separate Return, and any and all Income Taxes as a result of either an amended Organon Separate Return or a Final Determination or other adjustment made by a Tax Authority with respect to any Income Tax Item relating to a Organon Separate Return, for all Tax Periods.

Section 2.3 Non-Income Taxes.

Subject to Section 2.5, all Non-Income Taxes of the Merck Group and Organon Group shall be allocated as follows:

(a) Pre-Distribution Tax Period Non-Income Taxes. For all Pre-Distribution Tax Periods, (i) Merck shall be responsible for any and all Non-Income Taxes that are attributable to the Merck Business, and (ii) Organon shall be responsible for any and all Non-Income Taxes that are attributable to the Organon Business.

(b) Post-Distribution Tax Period Non-Income Taxes. For all Post-Distribution Tax Periods, (i) Merck shall be responsible for any and all Non-Income Taxes imposed on the Merck Group and (ii) Organon shall be responsible for any and all Non-Income Taxes imposed on the Organon Group.

(c) Pharma Fee. Notwithstanding Section 2.3(a), for all Tax Periods, (i) Merck shall be responsible for any Pharma Fee imposed on the Merck Group and (ii) Organon shall be responsible for any Pharma Fee imposed on the Organon Group; provided, however, that Organon shall be responsible for any Pharma Fee imposed on the Merck Group relating to transactions that (i) occur on or after November 1, 2020 and (ii) are attributable to the Organon Business or otherwise results from assets, intellectual property, or other products owned by the Organon Group immediately after the Distribution.

Section 2.4 Property Taxes.

Merck shall be responsible for Property Taxes imposed with respect to any property owned by any member of the Merck Group during a Tax Period, and Organon shall be responsible for Property Taxes imposed with respect to property owned by any member of the Organon Group during a Tax Period. In the event that Property Taxes are imposed with respect to property that is owned by both a member of the Merck Group and a member of the Organon Group during a Tax Period, the amount of Property Taxes for which each of Merck and Organon is liable shall be computed on a daily pro rata basis with respect to the number of days the Merck Group member and the Organon Group member, respectively, owned the property.

Section 2.5 Certain Transaction Taxes, Section 965 Liability, and Breaches of Representations or Covenants.

(a) The Parties acknowledge and agree that this Agreement, including Article II, shall not apply with respect to any and all Employment Taxes, for which the Employee Matters Agreement shall govern.

(b) Any Separation Taxes shall be allocated to Merck.

(c) Any Section 965 Liability shall be allocated to Merck.

(d) Organon shall be responsible for: (i) any and all Tax-Related Losses for which Organon is responsible pursuant to Section 4.5 of this Agreement; and (ii) any and all Taxes resulting from a breach by any member of the Organon Group of any representation or covenant in this Agreement.

(e) Merck shall be responsible for: (i) any and all Tax-Related Losses for which Merck is responsible pursuant to Section 4.5 of this Agreement; and (ii) any and all Taxes resulting from a breach by any member of the Merck Group of any representation or covenant in this Agreement.

Section 2.6 Determination of Tax Attributable to Merck Business and Organon Business.

(a) For purposes of this Article II, the amount of Taxes attributable to either the Merck Business or Organon Business for any Tax Period shall be determined by Merck, in Merck’s sole discretion, in a manner consistent with the past return filing practices (if any) of the Merck Group with respect to the relevant Tax Return (including any past accounting methods, elections and conventions).

(b) Limitation. The amount of Taxes attributable to the Organon Business for any Tax Period shall not be less than zero.

Section 2.7 Proration of Taxes for Straddle Periods.

(a) If Merck determines, in its sole discretion, to close the taxable year of any member of the Organon Group for the purposes of any Tax as of the end of the Distribution Date, Merck and Organon shall take all commercially reasonable actions necessary or appropriate to so close such taxable year, to the extent permitted by applicable law.

(b) For any Straddle Period, Taxes for the Pre-Distribution Tax Period shall be computed (i) in the case of Taxes imposed on a periodic basis, on a daily pro rata basis and (ii) in the case of other Taxes generally, as if the Tax Period ended as of the close of business on the Distribution Date.

Section 2.8 Tax Refunds.

(a) Subject to Section 2.8(b), and except as provided in Section 2.9, if Merck, Organon or any of their respective Affiliates receives any refund of Taxes, or any rebate or other repayment of an amount in addition or adjustment with respect to Taxes, whether from a Tax Authority or other entity (collectively, a “Refund”), with respect to any Taxes for which the other Party is allocated responsibility under this Article II (a “Refund Recipient”), such Refund Recipient or any of its Affiliates shall pay to the other Party the entire amount of the Refund (including interest received from the relevant Tax Authority or other entity, but net of any Taxes imposed with respect to such Refund and any other reasonable costs) within ten (10) business days of receipt thereof; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event such Refund Recipient is required by applicable law to repay such Refund. In the event a Party would be a Refund Recipient but for the fact it elected to apply a Refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the Refund shall be treated as a Refund, and shall be paid within ten (10) business days of the due date of the Tax Return to which such Refund is applied to reduce the subsequent Tax liability.

(b) Notwithstanding anything in Section 2.8(a) to the contrary, no payments shall be required pursuant to Section 2.8(a) for overpayments shown on any originally filed Income Tax Return for a Pre-Distribution Tax Period (but not including any amended Income Tax Return or other Adjustment Request), unless the overpayment equals or exceeds $100,000. For the avoidance of doubt, any Refund of Income Taxes for a Pre-Distribution Tax Period received pursuant to a Final Determination, Adjustment Request, or other adjustment by a Tax Authority (but not an originally filed Income Tax Return), shall be governed by Section 2.2 and Section 2.8(a).

Section 2.9 Carrybacks and Claims for Refund.

(a) Organon hereby agrees that if a Tax Return of a member of the Organon Group for a Post-Distribution Tax Period reflects any Tax Attribute, then the applicable member of the Organon Group shall elect to relinquish, waive, or otherwise forgo the right to carry back any such Tax Attribute to a Pre-Distribution Tax Period with respect to a Joint Return to the extent permissible under applicable law.

(b) If, notwithstanding the provisions of Section 2.9(a), Organon is required to carry back a Tax Attribute, Merck shall promptly remit to Organon any Tax Benefit that the Merck Group actually realizes with respect to any such carryback on an “as and when” realized basis; provided, however, that Merck shall not be required to remit such Tax Benefit with respect to any such carryback arising from Taxes or Tax Attributes allocated to a member of the Merck Group under this Agreement.

(c) If Organon has a Tax Attribute that must be carried back to any Pre-Distribution Tax Period, Organon shall notify Merck in writing that such Tax Attribute must be carried back. Such notification shall include a description in reasonable detail of the basis for any Tax Benefit and the amount thereof, and a certification by an appropriate officer of Organon setting forth Organon’s belief (together with supporting analysis prepared by a Tax Advisor) that the Tax treatment of such Tax Attribute is more likely than not correct.

(d) If Merck pays any amount to Organon under Section 2.9(b) and, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed, Merck shall notify Organon of the amount to be repaid to Merck, and Organon shall then repay such amount to Merck, together with any interest, fines, additions to Tax, penalties, or any additional amounts imposed by a Tax Authority relating thereto.

(e) For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized at the time any actual Refund of Taxes is received or applied against other cash Taxes due, or at the time of filing a Tax Return (including a Tax Return relating to estimated Taxes) on which a Tax Item is applied in reduction of cash Taxes that would otherwise be payable.

(f) For the avoidance of doubt, and notwithstanding Section 2.8, Merck shall be entitled to the Refund of any Taxes or other Tax Benefit attributable to the use or carryback of any Tax Attribute that was generated on a Joint Return or Merck Separate Return for any Tax Period that includes the Distribution Date or any Post-Distribution Tax Period; provided, however, that Merck shall not be entitled to the refund of any Taxes or other Tax Benefit attributable to any Taxes or Tax Attributes allocated to the Organon Group under this Agreement.

Section 2.10 Allocation of Tax Attributes.

(a) Merck shall in good faith advise Organon in writing of the amount, if any, of any Tax Attributes, which Merck determines, in its sole and absolute discretion, shall be allocated and apportioned to the Organon Group under applicable law, provided that this Section 2.10 shall not be construed as obligating Merck to undertake any such determination. Organon and all members of the Organon Group shall prepare all Tax Returns in accordance with such written notice. Organon agrees that it shall not dispute Merck’s allocation or apportionment of Tax Attributes. Organon may request that Merck undertake a determination of the portion, if any, of any particular Tax Attribute to be allocated or apportioned to the Organon Group under applicable law; to the extent that Merck determines, in its sole and absolute discretion, not to undertake such determination, or does not otherwise advise Organon of its intention to undertake such determination within twenty (20) business days of the receipt of such request, Organon shall be permitted to undertake such determination at its own cost and expense and shall notify Merck of its determination, which determination shall not be binding upon Merck.

(b) The allocations made under this Section 2.10 shall be revised by Merck, in its sole discretion, to reflect each subsequent Final Determination or change in law that affects such allocations or the amounts of Tax Attributes available for allocation.

(c) Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, the Parties agree that Merck is not warranting or guaranteeing the amount of any such Tax Attributes and Merck shall not be liable to any member of the Organon Group for any failure of any determination under this Section 2.10 to be accurate under applicable law.

Section 2.11 Certain Allocations Under Other Transaction Documents.

The Parties acknowledge and agree that, notwithstanding anything contained herein to the contrary, this Agreement, including Article II hereof, shall not apply with respect to any and all Taxes and Tax Attributes that are expressly allocated pursuant to any Transaction Document (other than this Agreement) that is shown on Exhibit F, for which such other Transaction Document shall govern.

ARTICLE III

TAX RETURNS, TAX CONTESTS AND OTHER ADMINISTRATIVE MATTERS

Section 3.1 Responsibility of Preparing Tax Returns.

(a) Merck shall timely prepare any Joint Returns or Merck Separate Returns that are required or permitted to be filed for any Tax Period. If Organon is responsible for filing any such Tax Return under Section 3.3(a) Merck shall, subject to Section 3.1(c), promptly deliver such prepared Tax Return to Organon no later than thirty (30) days in advance of the applicable filing deadline.

(b) Organon shall timely prepare any Organon Separate Returns that are required or permitted to be filed for any Tax Period. If Merck is responsible for filing any such Tax Return under Section 3.3(a), Organon shall, subject to Section 3.1(c), promptly deliver such prepared Tax Return to Merck no later than thirty (30) days in advance of the applicable filing deadline.

(c) To the extent that any Tax Return described in Section 3.1(a) or 3.1(b) directly relates to matters for which another Party may have an indemnification obligation to the Tax Return Preparer, that may give rise to a Refund to which that other Party would be entitled under this Agreement, or that may give rise to a Foreign Tax Redetermination for that other Party, the Tax Return Preparer shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (A) as required by applicable law or to correct any clear error, (B) as a result of changes or elections made on any Joint Return that do not relate primarily to the Organon Group or (C) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the Tax Return; (iv) consider in good faith any reasonable comments made by the other Party; and (v) use commercially reasonable efforts to incorporate, in the portion of such Tax Return related to the other Party’s potential indemnification obligation (or Refund entitlement), any reasonable comments made by the other Party relating to the Tax Return Preparer’s compliance with clause (i). The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return.

(d) The Tax treatment of the Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Tax Opinions/Rulings, taking into account the jurisdiction in which such Tax Returns are filed, unless the Tax Return Preparer reasonably determines, upon advice from counsel, that there is no reasonable basis for such Tax treatment. Such treatment reported on any Tax Return for which Organon is the Tax Return Preparer shall be consistent with that on any Tax Return filed or to be filed by Merck or any member of the Merck Group or caused or to be caused to be filed by Merck, unless Organon reasonably determines, upon advice from counsel, that there is no reasonable basis for such Tax treatment. In the event that a Party shall reasonably determine, upon advice from counsel, that there is no reasonable basis for the Tax treatment described in either of the preceding two sentences, such Party shall notify the other Party twenty (20) business days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Transactions shall be reported.

Section 3.2 Information Packages.

Each Party (i) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary to prepare any Tax Return described in Section 3.1(a) or Section 3.1(b) on a timely basis consistent with the current practices of the Merck Group in preparing Tax Returns, but in no event later than thirty (30) days following receipt of such request from the other Party, and (ii) in so providing such information and assistance, shall use any systems and third-party service providers as are consistent with the current practices of the Merck Group in preparing Tax Returns.

Section 3.3 Filing of Tax Returns and Payment of Taxes.

(a) Each Party shall execute and timely file each Tax Return that it is responsible for filing under applicable law and shall timely pay to the relevant Tax Authority any amount shown as due on each such Tax Return. The obligation to make payments pursuant to this Section 3.3(a) shall not affect a Party’s right, if any, to receive payments under Section 3.3(b) or otherwise be indemnified with respect to that Tax liability.

(b) In addition to its obligations under Section 3.1(c), the relevant Tax Return Preparer shall, no later than five (5) business days before the due date (including extensions) of any Tax Return described in Section 3.1(a) or Section 3.1(b), notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the other Party must indemnify the Tax Return Preparer under this Agreement, as well as any amount with respect to which the other Party may have a Foreign Tax Redetermination obligation. If the other Party must indemnify the Tax Return Preparer, the other Party shall pay such amount to the Tax Return Preparer no later than the due date (including extensions) of the relevant Tax Return. If the Tax Return Preparer must indemnify the other Party for any amount with respect to a Tax Return for which the other Party has the filing obligation under Section 3.3(a), the Tax Return Preparer shall pay such amount to the other Party no later than the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.3(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(c) Any Tax Indemnity Payment required to be made by the Indemnifying Party pursuant to this Section 3.3 shall be reduced by any corresponding Tax Benefit. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax Indemnity Payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax Indemnity Payment.

(d) All indemnification payments under this Agreement shall be made by Merck directly to Organon and by Organon directly to Merck; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Merck Group, on the one hand, may make such indemnification payment to any member of the Organon Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(e) Each Party shall, in its sole discretion, be permitted to file any Adjustment Request for any Tax Returns that it is responsible for preparing pursuant to Section 3.1(a) or Section 3.1(b): provided that, unless otherwise required by a Final Determination, no such Adjustment Request shall be filed for any Tax Period that begins on or before the Distribution Date (including any Straddle Period) to the extent that any such Adjustment Request (i) reasonably would be expected to materially adversely impact the other Party or (ii) is inconsistent with past practice, in each case, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 3.4 Tax Contests.

(a) Notice. Merck or Organon, as applicable, shall, within fifteen (15) business days of becoming aware of any Tax Contest that reasonably could be expected to cause the other Party to have an indemnification obligation or Refund under this Agreement or a Foreign Tax Redetermination obligation, notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.4(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) Control of Tax Contests.

(i) Separate Returns. In the case of any Tax Contest with respect to any Tax Item reported on a Separate Return, the Party having liability for the Tax pursuant to Article II hereof shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 3.4(b)(iii) and Section 3.4(b)(iv) below. Notwithstanding the foregoing, Merck shall be entitled to control exclusively the conduct and settlement of any Tax Contest with respect to any Non-Income Tax Item reported on a Merck Separate Return if Merck notifies Organon that (notwithstanding the rights and obligations of the Parties under this Agreement) Merck waives its right to indemnity with respect to such Non-Income Tax Item and agrees to pay (and indemnify Organon against) any Taxes resulting from such Tax Contest. Organon shall be entitled to control exclusively the conduct and settlement of any Tax Contest with respect to any Non-Income Tax Item reported on an Organon Separate Return if Organon notifies Merck that (notwithstanding the rights and obligations of the Parties under this Agreement) Organon waives its right to indemnity with respect to such Non-Income Tax Item and agrees to pay (and indemnify Merck against) any Taxes resulting from such Tax Contest.

(ii) Joint Returns. In the case of any Tax Contest with respect to any Tax Item reported on a Joint Return, Merck shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 3.4(b)(iii) and Section 3.4(b)(iv) below.

(iii) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Section 3.4(b)(iii) or Section 3.4(b)(iv), “Controlling Party” means the Party entitled to control the Tax Contest under Section 3.4(b)(i) or
Section 3.4(b)(ii), as the case may be, and “Non-Controlling Party” means the other Party.

(iv) Tax Contest Participation. Unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 3.4(b)(iv) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(c) Power of Attorney. Each member of the Organon Group shall execute and deliver to Merck (or such member of the Merck Group as Merck shall designate) any power of attorney or other similar document reasonably requested by Merck (or such designee) in connection with any Tax Contest (as to which Merck is the Controlling Party) described in this Section 3.4. Each member of the Merck Group shall execute and deliver to Organon (or such member of the Organon Group as Organon shall designate) any power of attorney or other similar document requested by Organon (or such designee) in connection with any Tax Contest (as to which Organon is the Controlling Party) described in this Section 3.4.

Section 3.5 Reliance by Merck. If any member of the Organon Group supplies information to a member of the Merck Group in connection with a Tax liability and an officer of a member of the Merck Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Merck Group identifying the information being so relied upon, the chief financial officer of Organon (or any officer or Vice President of Tax of Organon as designated by the chief financial officer of Organon) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 3.6 Reliance by Organon.

Subject to Section 2.10(c), if any member of the Merck Group supplies information to a member of the Organon Group in connection with a Tax liability and an officer of a member of the Organon Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Organon Group identifying the information being so relied upon, the chief financial officer of Merck (or any officer or Vice President of Tax of Merck as designated by the chief financial officer of Merck) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 3.7 Tax Incentives.

Merck or Organon, as applicable, shall (i) provide written notice to the other Party describing any action that could reasonably be expected to cause the other Party to lose all or any part of, or otherwise affect the terms and conditions of, any Tax Incentive granted to the other Party by any Tax Authority, or that could reasonably be expected to cause the other Party to repay any Tax Incentive previously granted by any Tax Authority and (ii) shall consult with the other Party regarding any such proposed action reasonably in advance of taking such action.

Section 3.8 Expenses and Applicability.

After the Distribution, each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Tax-Related Losses.

ARTICLE IV

TAX-FREE STATUS

Section 4.1 Tax Opinions/Rulings and Representation Letters.

Each of Merck and Organon hereby represents and agrees that: (i) it has or will read the Representation Letters deliverable to the applicable Tax Advisors in connection with the rendering of the Tax Opinions prior to the date submitted and has or will read any Representation Letter (including any Ruling Request) delivered to any Tax Authority in connection with obtaining any Tax Ruling prior to the date of this Agreement, and (ii) subject to any qualifications therein, all information contained in such Representation Letters and Ruling Requests that concerns or relates to such Party or its Affiliates will be true, correct, and complete.

Section 4.2 Restrictions on Organon.

(a) Organon agrees that it will not take or fail to take, or permit any member of the Organon Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant, or representation in any Representation Letters or Tax Opinions/Rulings. Organon agrees that it will not take or fail to take, or permit any member of the Organon Group to take or fail to take, any action which prevents or could reasonably be expected to prevent: (i) the Tax-Free Status, or (ii) any transaction contemplated by the Separation Agreement which is intended by the Parties to be tax-free (including, but not limited to, those transactions which any Tax Authority has ruled qualify for tax-free treatment in a Tax Ruling) from so qualifying, including, in the case of Organon, issuing any Organon Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

(b) Organon agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will: (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (iii) cause each Organon Affiliate whose Active Trade or Business is relied upon in the Tax Opinions/Rulings for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code or other Tax Law to maintain its status as a company engaged in such Active Trade or Business for purposes of Code Section 355(b)(2) of the Code and any such other applicable Tax Law, and (iv) not engage in any transaction or permit any Organon Affiliate to engage in any transaction that would result in an Organon Affiliate described in clause (iii) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) or such other applicable Tax Law, in each case, taking into account Section 355(b)(3) of the Code for purposes of clauses (i) through (iv) hereof.

(c) Organon agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it shall not (and shall not cause or permit of its Affiliates to), in a single transaction or series of transactions:

(i) enter into any Proposed Acquisition Transaction or, to the extent Organon has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Organon’s charter or bylaws or otherwise, or (D) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise),

(ii) except as provided in Exhibit G, liquidate, partially liquidate, merge or consolidate with any other Person,

(iii) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Organon or an Organon Affiliate as part of the Separation or sell or transfer (or cause or permit to be transferred) twenty-five percent (25%) or more of the gross assets of any Active Trade or Business or twenty-five percent (25%) or more of the consolidated gross assets of Organon and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date),

(iv) enter into, permit, approve of or fail to take any action within its control to prevent any transactions relating to any Organon Capital Stock, or rights to acquire Organon Capital Stock, including any redemption or other repurchase (directly or through an Affiliate) of Organon Capital Stock, other than (A) issuances of stock that satisfy the requirements of Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), or (B) such transactions that are undertaken in a manner consistent with (I) Section 4.05(l)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48 and prior to being superseded by Revenue Procedure 2017-52) or (II) the Representation Letters,

(v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Organon Capital Stock (including, without limitation, through the conversion of one class of Organon Capital Stock into another class of Organon Capital Stock), or

(vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Organon or otherwise jeopardize the Tax-Free Status unless, prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Organon shall have requested that Merck obtain a Tax Ruling in accordance with Section 4.4(b) and Section 4.4(d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Merck shall have received such a Tax Ruling in form and substance reasonably satisfactory to Merck (and in determining whether a Tax Ruling is reasonably satisfactory, Merck may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Tax Ruling), (B) Organon shall provide Merck with an Unqualified Tax Opinion in form and substance reasonably satisfactory to Merck (and in determining whether an opinion is reasonably satisfactory, Merck may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (C) Merck shall have waived the requirement to obtain such Tax Ruling or Unqualified Tax Opinion. Notwithstanding the foregoing, for the avoidance of doubt, Organon shall be liable for any Tax actually incurred as a result of any action or failure to act described in Section 4.2(c)(ii) through Section 4.2(c)(vi), as provided in Section 2.5 and Section 4.5.

(d) Certain Issuances of Organon Capital Stock. If Organon proposes to enter into any Section 4.2(d) Acquisition Transaction or, to the extent Organon has the right to prohibit any Section 4.2(d) Acquisition Transaction, proposes to permit any Section 4.2(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, Organon shall provide Merck, no later than ten (10) days following the signing of any written agreement with respect to the Section 4.2(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Organon Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Organon to the effect that the Section 4.2(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 4.2(c) apply (a “Board Certificate”).

(e) Organon Internal Restructuring. Organon shall provide written notice to Merck describing any internal restructuring (including by making or revoking any election under Treasury Regulations Section 301.7701-3) involving a member of the Organon Group or any contribution, sale or other transfer of any of the assets directly or indirectly contributed to Organon as described in the Separation Agreement, to Organon or any of its Affiliates, apart from sales in the ordinary course of business proposed to be taken during or with respect to any Tax Period (or portion thereof) beginning after the Distribution Date and ending on or prior to the two-year anniversary of such Distribution Date, and shall consult with Merck regarding any such proposed actions reasonably in advance of taking any such proposed actions and shall consider in good faith any comments from Merck relating thereto.

(f) Gain Recognition Agreements. Organon shall not (i) take any action (including, but not limited to, the sale or disposition of any stock, securities, or other assets), (ii) permit any member of the Organon Group to take any such action, (iii) fail to take any action, or (iv) permit any member of the Organon Group to fail to take any action, in each case that would cause Merck or any member of the Merck Group to recognize gain under any Gain Recognition Agreement. In addition, Organon shall file, and shall cause any member of the Organon Group to file, any Gain Recognition Agreement reasonably requested by Merck which Gain Recognition Agreement is determined by Merck to be necessary so as to (i) allow for or preserve the tax-free or tax-deferred nature, in whole or part, of any Transaction, or (ii) avoid Merck or any member of the Merck Group recognizing gain under any Gain Recognition Agreement.

Section 4.3 Restrictions on Merck. Merck agrees that it will not take or fail to take, or permit any member of the Merck Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings, and where any such action or failure to act would give rise to Taxes for which Merck is not already liable under this Agreement. Merck agrees that it will not take or fail to take, or permit any member of the Merck Group to take or fail to take, any action which prevents or could reasonably be expected to prevent: (i) the Tax-Free Status, or (ii) any transaction contemplated by the Separation Agreement which is intended by the Parties to be tax-free (including, but not limited to, those transactions which any Tax Authority has ruled qualify for tax-free treatment in a Tax Ruling) from so qualifying, including, in the case of Merck, issuing any Merck Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code, in each case where any such action or failure to act would give rise to Taxes for which Merck is not already liable under this Agreement.

Section 4.4 Procedures Regarding Opinions and Rulings.

(a) If Organon notifies Merck that it desires to take one of the actions described in clauses (i) through (vi) of Section 4.2(c) (a “Notified Action”), Merck and Organon shall reasonably cooperate to attempt to obtain the Tax Ruling or Unqualified Tax Opinion referred to in Section 4.2(c), unless Merck shall have waived the requirement to obtain such Tax Ruling or Unqualified Tax Opinion.

(b) Merck agrees that at the reasonable request of Organon pursuant to Section 4.2(c), Merck shall cooperate with Organon and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Tax Ruling from the IRS or other applicable Tax Authority or an Unqualified Tax Opinion for the purpose of permitting Organon to take the Notified Action. Further, in no event shall Merck be required to file any Ruling Request under this Section 4.4(b) unless Organon represents that: (i) it has read the Ruling Request, and (ii) all information and representations, if any, relating to any member of the Organon Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct, and complete. Organon shall reimburse Merck for all reasonable costs and expenses incurred by the Merck Group in obtaining a Tax Ruling or Unqualified Tax Opinion requested by Organon within ten (10) business days after receiving an invoice from Merck therefor.

(c) Merck shall have the right to obtain a Tax Ruling or any Tax opinion (including an Unqualified Tax Opinion) at any time in its sole and absolute discretion. If Merck determines to obtain a Tax Ruling or an Unqualified Tax Opinion, Organon shall (and shall cause each Affiliate of Organon to) cooperate with Merck and take any and all actions reasonably requested by Merck in connection with obtaining the Tax Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor). Merck shall reimburse Organon for all reasonable costs and expenses incurred by the Organon Group in obtaining a Tax Ruling or Unqualified Tax Opinion requested by Merck within ten (10) business days after receiving an invoice from Organon therefor.

(d) Organon hereby agrees that Merck shall have sole and exclusive control over the process of obtaining any Tax Ruling, and that only Merck shall apply for a Tax Ruling. In connection with obtaining a Tax Ruling pursuant to Section 4.4(b): (i) Merck shall keep Organon informed in a timely manner of all material actions taken or proposed to be taken by Merck in connection therewith; (ii) Merck shall (A) reasonably in advance of the submission of any Ruling Request documents provide Organon with a draft copy thereof, (B) reasonably consider Organon’s comments on such draft copy, and (C) provide Organon with a final copy; and (iii) Merck shall provide Organon with notice reasonably in advance of, and Organon shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Tax Ruling. Neither Organon nor any Affiliates of Organon shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions.

Section 4.5 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 4.5(c), Organon shall be responsible for, and shall indemnify and hold harmless Merck and each of its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition (other than pursuant to the Transactions or any other disposition of Organon Stock by Merck) of all or a portion of the stock and/or assets of Organon and/or its subsidiaries by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements or arrangements by Organon with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Organon representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by Organon or a member of the Organon Group after the Distribution (including, without limitation, any amendment to Organon’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Organon stock (including, without limitation, through the conversion of one class of Organon Capital Stock into another class of Organon Capital Stock), (iv) any act or failure to act by Organon or any Organon Affiliate described in Section 4.2 (regardless whether such act or failure to act is covered by a Tax Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 4.2(c) or a Board Certificate described in Section 4.2(d)) or (v) any breach by Organon of its agreement and representations set forth in Section 4.1.

(b) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 4.5(c), Merck shall be responsible for, and shall indemnify and hold harmless Organon and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (i) the acquisition (other than pursuant to the Transactions) of all or a portion of the stock and/or assets of Merck and/or its subsidiaries by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements or arrangements by Merck with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Merck representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by Merck or a member of the Merck Group after the Distribution (including, without limitation, any amendment to Merck’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Merck stock (including, without limitation, through the conversion of one class of Merck Capital Stock into another class of Merck Capital Stock), (iv) any act or failure to act by Merck or any Merck Affiliate described in Section 4.3, or (v) any breach by Merck of its agreement and representations set forth in Section 4.1.

(c) To the extent that any Tax-Related Loss is subject to indemnity under both Section 4.5(a) and Section 4.5(b), responsibility for such Tax-Related Loss shall be shared by Merck and Organon according to relative fault.

(d) If the indemnification obligations resulting from the failure of the Transactions to have Tax-Free Status are not otherwise addressed by any of the provisions in this Section 4.5, any Tax-Related Losses resulting therefrom shall be allocated to (i) Merck in an amount equal to such Tax-Related Loss multiplied by the Merck Liability Percentage and (ii) to Organon in an amount equal to such Tax-Related Loss multiplied by the Organon Liability Percentage.

(e) Notwithstanding anything in Section 4.5(b) or Section 4.5(c)(i) or any other provision of this Agreement or the Separation Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Merck, or any predecessor or successor thereto, within the meaning of Treasury Regulation Section 1.355-8) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition (other than pursuant to the Transactions) after the Distribution of any stock or assets of Organon (or any Organon Affiliate or predecessor or successor thereto, within the meaning of Treasury Regulation Section 1.355-8) by any means whatsoever by any Person or any action or failure to act by Organon affecting the voting rights of Organon stock, Organon shall be responsible for, and shall indemnify and hold harmless Merck and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(f) Notwithstanding anything in Section 4.5(a) or Section 4.5(c)(ii) or any other provision of this Agreement or the Separation Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Organon or any predecessor or successor thereto, within the meaning of Treasury Regulation Section 1.355-8) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition (other than pursuant to the Transactions) after the

Distribution of any stock or assets of Merck (or any Merck Affiliate or predecessor or successor thereto, within the meaning of Treasury Regulation Section 1.355-8) by any means whatsoever by any Person or any action or failure to act by Merck affecting the voting rights of Merck stock, Merck shall be responsible for, and shall indemnify and hold harmless Organon and its Affiliates and each of their -respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

Section 4.6 Reporting, Protective Section 336(e) Election.

(a) Merck and Organon shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Treasury Regulations) to report each step of the Transactions as qualifying for its Tax-Free Status and (ii) absent a change of law or an applicable Final Determination otherwise, not take any position on any Tax Return that is inconsistent with such qualification.

(b) Each Party covenants and agrees that it will make a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) with respect to the Transactions, and that:

(i) Merck, Organon and their respective Affiliates shall cooperate in making the Section 336(e) Election, including by filing any statements, amending any Tax Returns or taking such other actions reasonably necessary to carry out the Section 336(e) Election;

(ii) if the Distribution fails to qualify (in whole or in part) for Tax-Free Status and Organon or any member of the Organon Group realizes an increase in Tax basis as a result of the Section 336(e) Election (the “Section 336(e) Tax Basis”), then the cash Tax savings realized by Organon and each member of the Organon Group as a result of the Section 336(e) Tax Basis shall be shared between Merck and Organon in the same proportion as the Taxes giving rise to the Section 336(e) Tax Basis were borne by Merck and Organon (after giving effect to the indemnification obligations in this Agreement); and

(iii) to the extent the Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election on any Tax Return, in connection with any Tax Contest or otherwise, except as may be required by a Final Determination.

ARTICLE V

PROCEDURAL MATTERS

Section 5.1 Cooperation.

(a) Each Party shall cooperate with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax Items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(i) retaining until the expiration of the relevant statute of limitations (including extensions) records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit, or defense of all Tax Returns relevant to an obligation, right, or liability of either Party under this Agreement;

(ii) providing the other Party reasonable access to Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement; and

(iii) notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

(b) Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Merck nor any Merck Affiliate shall be required to provide Organon or any Organon Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate to Organon, the business or assets of Organon or any Organon Affiliate and (ii) in no event shall Merck or any Merck Affiliate be required to provide Organon, any Organon Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Merck determines that the provision of any information to Organon or any Organon Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Agreement in a manner that avoids any such harm or consequence.

(c) No member of the Organon Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes allocated under this Agreement existing as of the date hereof to which Privilege may reasonably be asserted without the prior written consent of Merck, such consent not to be unreasonably withheld.

Section 5.2 Interest.

Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, as applicable, for the relevant period.

Section 5.3 Indemnification Claims and Payments.

(a) An Indemnitee shall be entitled to make a claim for payment with respect to Taxes under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonably accuracy the amount of such payment. Except as otherwise provided in Section 3.3(b), the Indemnitee shall provide to the Indemnifying Party notice of such claim within sixty (60) days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

(b) Except as otherwise provided in Section 3.3(b), the Indemnifying Party shall make the claimed payment to the Indemnitee within thirty (30) days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(c) A failure by an Indemnitee to give notice as provided in Section 3.3(b) or 5.3(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(d) Nothing in this Section 5.3 shall prejudice a Party’s right to receive payments pursuant to Section 3.3(b).

Section 5.4 Treatment of Indemnity Payments.

In the absence of any change in Tax treatment under the Code or other applicable Tax Law and except as provided in Section 5.2, any payments made by a Party under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent that the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 5.5 Tax Gross-Up.

If (i) notwithstanding the manner in which any payment under this Agreement is reported, there is a Final Determination with respect to the Tax liability of a Party as a result of its receipt of a payment pursuant to this Agreement or (ii) any deduction or withholding is required by law to be made from any payment (other than an interest payment) under this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof or the amount of all deduction or withholding required by law with respect to such payment, as applicable (in each case, taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 5.6 Dispute Resolution.

(a) Discussion. The Parties will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the Merck Group and any member of the Organon Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute.

(b) Escalation. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Party, will be referred for resolution to representatives of the Parties at a senior level of management of the Parties pursuant to the procedures set forth in Article VII of the Separation Agreement.

(c) Referral to Tax Advisor. If the Parties are not able to resolve the Dispute through the escalation process referred to above, then the matter will be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator in order to resolve the Dispute. In the event that the Parties are unable to agree upon a Tax Advisor within fifteen (15) business days following the completion of the escalation process, the Parties shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Parties to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) business days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Parties.

(d) Injunctive Relief. Nothing in this Section 5.6 will prevent either Party from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Party. Notwithstanding anything to the contrary in this Agreement, Merck and Organon are the only members of their respective Group entitled to commence a Dispute resolution procedure under this Agreement, and each of Merck and Organon will cause its respective Group members not to commence any Dispute resolution procedure other than through such party as provided in this Section 5.6.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of Merck without the approval of any Person, including Organon. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

Section 6.2 Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

(b) Entire Agreement. This Agreement and the exhibits, schedules and annexes hereto and thereto contain the entire agreement between the Parties and their subsidiaries with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties or their subsidiaries other than those set forth or referred to herein or therein.

(c) Corporate Power. Merck represents on behalf of itself and, to the extent applicable, each Merck subsidiary, and Organon represents on behalf of itself and, to the extent applicable, each Organon subsidiary as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Signatures and Delivery. Each Party acknowledges that it and its subsidiaries and the other Party and its subsidiaries may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email or other electronic delivery in portable document format (PDF) or other electronic format shall be effective as delivery of such executed counterpart of this Agreement. Each Party (including on behalf of its subsidiaries) expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email or other electronic delivery in portable document format (PDF) or other electronic format) made in its name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party or party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 6.3 Governing Law.

This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 6.4 Assignability.

This Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns.

Section 6.5 Third Party Beneficiaries.

Except for the indemnification rights under this Agreement of an Indemnitee under this Agreement, (a) the provisions of this Agreement are solely for the benefit of the Parties and their respective subsidiaries and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective subsidiaries, and their permitted successors and assigns, any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 6.6 Notices.

All notices, and to the extent applicable and unless otherwise provided therein, under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice):

If to Merck:

[Address]

Attn:

E-mail:

If to Organon:

[Address]

Attn:

E-mail:

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 6.7 Severability.

In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall (and shall cause their applicable subsidiaries to) use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable law, each party waives any term or provision of law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 6.8 Force Majeure.

No Party or other Person shall be deemed in default of this Agreement, unless otherwise expressly provided herein and without limiting the generality of the provisions hereof, for failure to fulfill any obligation (other than a payment obligation) so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party or other Person claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide notice to the other Party or Parties of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 6.9 No Set-Off.

Except as set forth in this Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any of its subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its subsidiaries arising out of this Agreement.

Section 6.10 Headings.

The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.11 Survival of Covenants.

Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 6.12 Subsidiaries and Employees.

Merck shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a Merck subsidiary (including the employees thereof) and Organon shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an Organon subsidiary (including the employees thereof).

Section 6.13 Waivers.

Waiver by either Party or any of its subsidiaries of any default by the other Party or any of its subsidiaries of any provision of this Agreement shall not be deemed a waiver by the waiving Party or Person of any subsequent or other default, nor shall it prejudice the rights of the waiving Party or Person. No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party or relevant subsidiary against whom it is sought to be enforced. No failure or delay of any Party (or any of its subsidiaries) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 6.14 Amendments.

No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties or their relevant subsidiaries, as the case may be.

Section 6.15 Interpretation.

Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement or any Transaction Document shall be deemed to refer to this Agreement or such Transaction Document as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified. References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms. If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 6.16 Specific Performance.

In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Proceeding for specific performance that a remedy at law would be adequate is waived.

Section 6.17 Mutual Drafting.

This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 6.18 Confidentiality.

Each Party hereby acknowledges that confidential information of such Party or its subsidiaries may be exposed to employees and agents of the other Party or its subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its subsidiaries, that such Party’s obligations with respect to information and data of the other Party or its subsidiaries shall be governed by the Separation Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

MERCK & CO., INC.

By:

Name:
Title:

ORGANON & CO.

By:
Name:
Title: